May [●], 2023	27226.00024

Matthews International Funds

d/b/a Matthews Asia Funds

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Matthews Korea Fund

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Matthews Korea Active ETF

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Re:	Reorganization of Matthews Korea Fund into Matthews Korea Active ETF

Ladies and Gentlemen:

We have acted as counsel to Matthews International Funds (dba Matthews Asia Funds), a Delaware statutory trust (the “Trust”), on behalf of its series, Matthews Korea Fund (the “Target Fund”) and Matthews Korea Active ETF (the “Acquiring Fund”), in connection with the reorganization of the Target Fund into the Acquiring Fund, in accordance with an Agreement and Plan of Reorganization (the “Plan”) by and between the Acquiring Fund and the Target Fund, and the Form N-14 Registration Statement of Acquiring Fund (Registration No. [●]) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on [May 19], 2023, relating to the contemplated reorganization and liquidation consisting of (1) the sale, assignment, conveyance, transfer, and delivery of all of the property and assets (“Assets”) of the Target Fund to the Acquiring Fund in exchange for shares of beneficial interest of the Acquiring Fund (“Acquiring Fund Shares”) equal in aggregate net asset value to the outstanding shares of beneficial interest of the Target Fund (“Target Fund Shares”), (2) the assumption by the Acquiring Fund of all liabilities (“Liabilities”) of the Target Fund, (3) the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund (“Target Fund Shareholders”) who hold Target Fund Shares through a brokerage account that can accept Acquiring Fund Shares, (4) the distribution of cash to Target Fund Shareholders in lieu of fractional Acquiring Fund Shares, (5) with respect to Target Fund Shareholders who do not hold Target Fund Shares through a brokerage account that can accept Acquiring Fund Shares, the distribution of cash equal to the net asset value of the Target Fund Shares held by such Target Fund Shareholders, and (6) with respect to Target Fund Shareholders who hold Target Fund Shares through a fund direct individual retirement account, the exchange of the Target Fund Shares for [●], equal in value to the net asset value of such Target Fund Shares held by such Target Fund Shareholders, in complete liquidation of the Target Fund (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Trust in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)

such other instruments and documents related to the formation, organization and operation of the Target Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	certificates of knowledgeable officers of each of the Trust (on behalf of the Target Fund and the Acquiring Fund) related to certain factual matters relevant to the Reorganization and our opinions.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.

That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.

That all representations, warranties and statements made or agreed to by the Target Fund and the Acquiring Fund, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for U.S. federal income tax purposes:

The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Acquiring Fund and Target Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Target Fund solely in exchange for the assumption of the Liabilities of the Target Fund and issuance of the Acquiring Fund Shares;

Under Sections 361 and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of the Assets of the Target Fund to the Acquiring Fund solely in exchange for the assumption by the Acquiring Fund of the Target Fund’s Liabilities and the Acquiring Fund

Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Target Fund Shareholders in exchange for their Target Fund Shares;

Under Section 354 of the Code, no gain or loss will be recognized by any Target Fund Shareholder upon the exchange of its Target Fund Shares solely for Acquiring Fund Shares (except with respect to cash received in lieu of fractional shares);

Under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares exchanged in the Reorganization (reduced by any amount of tax basis allocable to fractional shares for which cash is received);

Under Section 1223(1) of the Code, the holding period of the Acquiring Fund Shares received by each Target Fund Shareholder will include the period during which the Target Fund Shares exchanged therefor were held by such shareholder, provided the Target Fund Shares are held as capital assets at the time of the Reorganization;

Under Section 362(b) of the Code, the tax basis of the Assets of the Target Fund acquired by the Acquiring Fund will be the same as the tax basis of such Assets to the Target Fund immediately prior to the Reorganization;

Under Section 1223(2) of the Code, the holding period of the Assets of the Target Fund in the hands of the Acquiring Fund will include the period during which those Assets were held by the Target Fund; and

The Target Fund’s tax attributes enumerated in Section 381(c) of the Code will be taken into account by the Acquiring Fund without limitation.

No opinion will be expressed as to the effect of the Reorganization on (i) the Target Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Target Fund Shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in Section 1256(b) of the Code as a result of the closing of the tax year of the Target Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Target Fund.

Further, no opinion will be expressed as to the effect of the Reorganization on (i) the taxable year of any shareholder of the Target Fund, (ii) the Target Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion does not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders, and the Target Fund and its shareholders, and not by any other person or entity.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the U.S. federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions described herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated, all of which may be amended, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

This opinion has been delivered to you pursuant to paragraph 8.5 of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. This opinion may be disclosed to shareholders of the Target Fund and the Acquiring Fund, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

Very truly yours,

DRAFT